Exhibit 10.2

NOLAND COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective April 1, 2005

ARTICLE VI OTHER BENEFITS AND AGREEMENTS		12

ARTICLE VII RESTRICTIONS ON TRANSFER OF BENEFITS		13

ARTICLE VIII ADMINISTRATION OF THE SUPPLEMENTAL PLAN		14

8.01.	Supplemental Plan Administration	14
8.02.	Reports and Records	14
8.03.	Benefit Claims	14

ARTICLE IX GENERAL		15
9.01.	No Guarantee of Employment	15
9.02.	Funding	15
9.03.	Supplemental Plan Binding	15
9.04.	Interpretation of Supplemental Plan	15
9.05.	Construction	15

ADOPTION		16

EXHIBIT I		17

ii

PURPOSE AND HISTORY

The Board of Directors of Noland Company adopted the Supplemental Plan on the recommendation of the Company’s Compensation Committee on April 11, 2005.

The purpose of the Supplemental Plan is to provide retirement benefits in addition to those provided under the Improved Retirement Plan for Employees of Noland Company. The Supplemental Plan is intended to be a plan that is unfunded and maintained primarily for the purpose of providing a benefit for a “select group of management or highly compensated employees,” as such phrase is used in the Employee Retirement Income Security Act of 1974, as amended. The Supplemental Plan must be administered and construed in a manner that is consistent with that intent.

ARTICLE I

DEFINITIONS

1.01. Affiliate

Affiliate means any entity that is a member of a controlled group of corporations, as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and 1563(e)(3)(c), of which the Company is a member according to Code section 414(b), and which has, with the approval of the Board, adopted the Supplemental Plan by action of its board.

1.02. Beneficiary

Beneficiary means the person who will receive any benefits that may become payable under the Regular Plan as a result of a Participant’s death.

1.03. Board

Board means the Board of Directors of Noland Company.

1.04. Cause

Cause means:

(a) the willful and continued failure of a Participant to perform substantially the Participant’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board, in the case of the Chief Executive Officer, or by the Chief Executive Officer of the Company, in the case of any other Participant, which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or

(b) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its reputation.

For purposes of this definition, no act or failure to act, on the part of a Participant, will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (a) or (b) above, and specifying the particulars thereof in detail.

1.05. Change in Control

Change of Control means:

(a) Reduction in Noland Entities Holdings. The consummation of a transaction which results in Lloyd U. Noland, Jr. and Lloyd U. Noland, III, and their affiliates (including members of their immediate families and entities owned or controlled by any or all of them) (the “Noland Entities”) owning less than 51% of (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(b) Board Composition. Individuals who, as of April 1, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Business Combination. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination:

(i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii) no Person (excluding the Noland Entities, any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

1.06. Code

Code means the Internal Revenue Code of 1986, as amended.

1.07. Committee

Committee means the Compensation Committee of the Board, which shall be responsible for the management and administration of the Supplemental Plan, in accordance with Article VIII hereof.

1.08. Company

Company means Noland Company.

1.09. Control Change Date

Control Change Date means the date on which a Change in Control occurs.

1.10. Definitions

Except as otherwise specifically provided or modified herein, the terms Accrued Benefit, Credited Service, Compensation and Covered Compensation, Early Retirement Date, Normal Retirement Age, Normal Retirement Date and such other terms as may be necessary to properly construe the Supplemental Plan are as defined in the Regular Plan.

1.11. Disability or Disabled

A condition resulting from bodily injury or disease which renders a Participant unable to engage in any occupation or employment for wage or profit, which is expected to be permanent and continuous during the remainder of his life, and on account of which the Participant is receiving short-term or long-term disability benefits under the Noland Sick Pay Plan or any other disability plan or program sponsored by the Company. A disability resulting from military service, for which a government pension is payable, shall not be considered a Disability. Failure of a Participant to furnish proper medical evidence or other relevant data as the Company deems necessary or desirable, when requested, shall be sufficient reason for the Company to determine that the Participant no longer has a Disability.

1.12. Eligible Employee

Eligible Employee means an individual employed by the Company or an Affiliate who is a member of a select group of management or highly compensated employees of the Company or an Affiliate who had attained age 58 and had 20 or more Years of Service with the Company and its Affiliates as of January 1, 2005. An individual shall remain an Eligible Employee only so long as the individual remains in such select management group or continues to be highly compensated.

1.13. Good Reason

Good Reason means:

(a) the assignment to a Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Participant to the Company’s Chief Executive Officer, or, in the case of the Chief Executive Officer, to the Committee;

(b) any reduction in a Participant’s pay or benefits, other than an isolated, insubstantial and inadvertent reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Participant to the Company’s Chief Executive Officer, or, in the case of the Chief Executive Officer, to the Committee;

(c) the Company’s requiring a Participant to be based at any office or location that is more than 35 miles from where the Participant was employed immediately preceding the effective date, without the Participant’s prior consent.

(d) any purported termination by the Company of the Participant’s employment otherwise than as expressly permitted under the Supplemental Plan; or

(e) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Supplemental Plan.

1.14. Participant

Participant means an Eligible Employee who the Committee designated as a Participant in the Severance Plan or a former Participant who has accrued a benefit under the Supplemental Plan.

1.15. Regular Plan

Regular Plan means the Improved Retirement Plan for Employees of Noland Company, as amended from time to time.

1.16. Severance Plan

Severance Plan means the Noland Company Executive Severance Pay Plan.

1.17. Supplemental Plan

Supplemental Plan means the Noland Company Supplemental Executive Retirement Plan.

1.18. Year of Service

Year of Service means full and fractional years of employment with the Company.

ARTICLE II

PARTICIPATION

2.01. In General

Each Participant shall become a participant in the Supplemental Plan effective as of the date he is so designated.

A Participant who has become eligible to receive a benefit under the Supplemental Plan shall continue to be a Participant following termination of employment until the benefit has been paid in full, either to the Participant or the Participant’s Beneficiary.

2.02. Termination of Employment

A Participant who voluntarily discontinues his or her employment with the Company and its Affiliates for other than Good Reason or whose employment with the Company and its Affiliates is terminated for Cause after a Change of Control, shall immediately cease to be a Participant under this Supplemental Plan and shall forfeit all rights under this Supplemental Plan. A Participant on authorized leave of absence from the Company shall not be deemed to have terminated employment or to have lost his or her status as an Eligible Employee for the duration of such leave of absence.

ARTICLE III

BENEFITS

Subject to the limitations set forth in Articles IV and V, the benefits of a Participant and his or her Beneficiary shall be as follows:

3.01. Retirement Benefit

(a) A Participant shall be entitled to the benefit described in this Section 3.01 if the Participant’s employment with the Company or an Affiliate ends after a Change of Control for a reason other than the Participant’s voluntary termination other than for Good Reason or termination for Cause.

(b) The basic objective of this Supplemental Plan is to produce for the Participant a monthly benefit that is equal to one-twelfth (1/12) of the difference between the Participant’s Accrued Benefit under the Regular Plan, as amended from time to time, attributable to Credited Service, Compensation, and Covered Compensation earned thereunder, and the Accrued Benefit the Participant would receive under the Regular Plan assuming his or her employment with the Company and its Affiliates continued at the same Compensation level through the end of his or her Protection Period or, if earlier, to the date of his death or Disability, under the Severance Plan reduced (to the extent benefit accruals under the Regular Plan continue through the Protection Period or, if earlier, to the date of his death or Disability) by any period of comparable employment with the Company or its Affiliates after a Change of Control. See Exhibit I for the applicable Protection Periods.

(c) Except as provided in Sections 3.02 or 3.03, the payment of the benefit described in this Section 3.01 shall commence on the Participant’s Normal Retirement Date under the Regular Plan.

3.02. Early Retirement Benefits

Solely to the extent provided under guidance promulgated under Code section 409A, a Participant may elect to commence his or her benefit as of an Early Retirement Date under the Regular Plan. Any such benefit payable to a Participant hereunder shall be the Actuarial Equivalent of the projected Accrued Benefit he or she would have accrued hereunder.

3.03. Death Benefits

The Beneficiary of a Participant who dies after termination of employment following a Change of Control but prior to the end of his or her Protection Period under the Severance Plan shall be entitled to a benefit hereunder based on the additional service credit the Participant would be entitled to under Section 3.01 through his or her date of death, payable as of the first day of the month following the Participant’s death.

3.04. Methods of Payment

(a) Single Participants. Unless a single Participant is otherwise permitted to elect an Actuarially Equivalent form of life annuity under the Regular Plan and guidance provided under Code section 409A, he or she shall receive his benefit as a straight life annuity.

(b) Married Participants. Unless a married Participant is otherwise permitted to elect an Actuarially Equivalent form of life annuity under the Regular Plan and guidance provided under Code section 409A, he or she shall receive his benefit as a 100% Joint and Survivor Annuity.

ARTICLE IV

VESTING

All rights to benefits accrued under the Supplemental Plan shall be fully vested.

ARTICLE V

TERMINATION, AMENDMENT OR MODIFICATION OF SUPPLEMENTAL PLAN

5.01. Right to Amend or Terminate

(a) Except as otherwise specifically provided, the Company reserves the right, prior to a Change of Control, to amend or modify this Supplemental Plan, wholly or partially, at any time and from time to time, or to terminate the Supplemental Plan. Such right to amend, modify, or terminate the Supplemental Plan shall be exercised by the Board.

(b) Without the written consent of a Participant or, following the Participant’s death, his or her Beneficiary, any such termination, amendment or change may not adversely affect the benefits paid or obligations to any Participant who died, became disabled or retired before the termination, amendment, or change.

(c) The Board may delegate to the Committee or other delegee all or part of its authority to amend or terminate the Supplemental Plan.

(d) The Supplemental Plan may not be amended or terminated following a Change of Control without the written consent of each affected Participant or Beneficiary.

5.02. Notice

Section 5.01 notwithstanding, no action to terminate the Supplemental Plan shall be taken except upon thirty (30) days’ written notice to each Participant or Beneficiary affected thereby.

5.03. Manner of Giving Notice

Any notice which shall be or may be given under the Supplemental Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company, such notice shall be addressed to the Company’s or its successor’s Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address.

5.04. Discharge of Obligation

Except as provided in Section 5.01, upon the termination of this Supplemental Plan by the Board, the Supplemental Plan shall no longer be of any further force or effect, and, except as provided in Section 5.01, neither the Company nor any Participant shall have any further obligation or right under this Supplemental Plan.

ARTICLE VI

OTHER BENEFITS AND AGREEMENTS

The benefits provided for a Participant and his or her Beneficiary under the Supplemental Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company or a participating Affiliate for its employees, and, except as may otherwise be expressly provided for, the Supplemental Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company or a participating Affiliate in which a Participant is participating.

ARTICLE VII

RESTRICTIONS ON TRANSFER OF BENEFITS

No right or benefit under the Supplemental Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

ARTICLE VIII

ADMINISTRATION OF THE SUPPLEMENTAL PLAN

8.01. Supplemental Plan Administration

(a) The Supplemental Plan shall be administered by the Committee or its delegate. Subject to the provisions of the Supplemental Plan, the Committee may adopt such rules and regulations as may be necessary to carry out the purposes hereof. The Committee’s interpretation and construction of any provision of the Supplemental Plan shall be final and conclusive.

(b) The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee, excepting only expenses and liabilities arising out of his own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

(c) In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants and Beneficiaries under the Supplemental Plan, and to authorize all disbursements for such purposes.

8.02. Reports and Records

To enable the Committee to perform its functions, the Company and any participating Affiliate shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

8.03. Benefit Claims

The benefit claims review procedure set forth in the Regular Plan is incorporated herein by reference and made applicable to the Supplemental Plan.

ARTICLE IX

GENERAL

9.01. No Guarantee of Employment

The Supplemental Plan does not in any way limit the right of the Company or an Affiliate at any time and for any reason to terminate a Participant’s employment or such Participant’s status as an Eligible Employee. In no event shall the Supplemental Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company or an Affiliate and a Participant.

9.02. Funding

(a) All Supplemental Plan Participants and Beneficiaries are general unsecured creditors of the Company with respect to the benefits due hereunder and the Supplemental Plan constitutes a mere promise by the Company to make benefit payments in the future. It is the intention of the Company that the Supplemental Plan be considered unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(b) The Company may, but prior to a Control Change Date is not required to, establish a grantor trust which may be used to hold assets of the Company which are maintained as reserves against the Company’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Company’s creditors. To the extent such trust or other vehicle is established the Company’s obligations hereunder shall be reduced to the extent such assets are utilized to meet its obligations hereunder. Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64, 1992-33 IRB 11 (8-17-92).

9.03. Supplemental Plan Binding

The Supplemental Plan shall be binding upon the Company, any participating Affiliate and successors and assigns, and, subject to the powers set forth in Article V, upon a Participant’s, his Beneficiary’s, or any of their assigns, heirs, executors and administrators.

9.04. Interpretation of Supplemental Plan

To the extent not preempted by federal law, the Supplemental Plan shall be governed and construed under the laws of Virginia (other than its choice of law rules) as in effect from time to time.

9.05. Construction

Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

ADOPTION

The Company has adopted this Supplemental Plan pursuant to action taken by the Board. As evidence of its adoption of the Supplemental Plan, Noland Company has caused this document to be signed by its duly authorized officer, as of the 11th day of April, 2005, and made effective as of April 1, 2005.

NOLAND COMPANY

By:	/s/ Lloyd U. Noland
Lloyd U. Noland, III
Chairman and President

EXHIBIT I

Noland Company

Supplemental Executive Retirement Plan

Effective April 1, 2005

Name of Participant	Additional Years of Credited Service under the Supplemental Plan*
Lloyd U. Noland, III	3
Arthur P. Henderson, Jr.	3
James E. Sykes, Jr.	2
David M. Thompson	2
Robert M. Jones	2
John E. Gullett	1.5

*	Such service shall be reduced by each day of continuing comparable employment with the Company and its Affiliates after a Change of Control if the Regular Plan continues through the end of the Protection Period under the Severance Plan or, if earlier, to the Participant’s date of death or Disability.